[French Fragrances, Inc. logo]
French Fragrances, Inc.
14100 NW 60 Avenue
Miami Lakes, Florida 33014

FOR IMMEDIATE RELEASE:

         FRENCH FRAGRANCES REPORTS FIRST QUARTER RESULTS
              AND ANNOUNCES STOCK REPURCHASE PROGRAM
----------------------------------------------------------------------

MIAMI, FLORIDA (May 18, 1999) -- French Fragrances, Inc. (NASDAQ NM:
FRAG), a leading manufacturer and marketer of prestige fragrances, today reported operating results for the first quarter ended April 30, 1999.

Net sales for the quarter rose 24% to $57.5 million, compared to $46.6 million for the corresponding period last year. Gross profit increased 29% to $17.2 million, from $13.3 million, while EBITDA (earnings before interest, taxes, depreciation and amortization) declined 9% to $5.1 million, from $5.6 million, during the first quarter last year. For the current period, there was a net loss of approximately $1.4 million, or $.10 per share, compared to net income of $304,000, or $.02 per share, in last year's first quarter.

The increases in net sales and gross profit reflect continued growth in both the Company's controlled and distributed brands. The reduced EBITDA and the net loss are attributable primarily to increases in sales and marketing expenses associated with the integration of the business of Paul Sebastian, Inc., which the Company acquired at the end of January 1999. The expenses consisted of the additional sales force and promotional and marketing expenses related to the Paul Sebastian and Nautica prestige fragrance lines. Because of the depleted inventory stocks of Paul Sebastian at the time of acquisition, the Company did not derive any significant sales or gross margin benefits from the acquisition during the first quarter.

French Fragrances reported continued improvement in its working capital utilization. During the three months ended April 30, 1999, the Company generated $13.5 million of cash from operations, compared to using $40.4 million of cash from operations during last year's first quarter. On April 30, 1999, accounts receivable balances were $46.5 million and inventory balances were $123.8 million, compared to $51.8 million and $133.3 million, respectively, at January 31, 1999.

Cash on hand at April 30, 1999 approximated $12.6 million and no amounts were outstanding under the bank credit facility.

"We are pleased with our continued sales growth across our business and that we attained results consistent with analysts' expectations" said E. Scott Beattie, President and Chief Executive Officer. "We also are satisfied with our continued progress in working capital utilization. The integration of the Paul Sebastian business is complete, and we are very excited about the contribution this acquisition will have to our business, both in terms of financial results for the balance of the year, and in positioning the Company to continue to acquire additional brands and distribution relationships."

The Company also reported that its Board of Directors authorized yesterday a stock repurchase program which will allow the Company to initially buy up to $5 million of its common stock. Under the terms of the program, which has no expiration date, the Company expects to buy stock, from time to time in the open market, depending on market conditions and other factors.

Following are unaudited consolidated income statement data for the three months ended April 30, 1999 and 1998, and unaudited balance sheet data at April 30, 1999, January 31, 1999 and April 30, 1998.

"Safe Harbor" Statement under the Private Securities Litigation Reform Act of 1995: The statements contained in this release which are not historical facts are forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in or implied by forward-looking statements, including supply constraints or difficulties; the substantial indebtedness of the company; the impact of competitive products and pricing; the company's ability to successfully integrate acquired companies and new brands into the company; changes in the retail industry; the effect of business and economic conditions; and other risks and uncertainties. Readers are cautioned not to place undue reliance on these forward-looking statements which speak only as of the date hereof. The Company assumes no responsibility to update or revise forward-looking statements contained herein to reflect events or circumstances following the date hereof.

                              # # #

Investor Contact:   William J. Mueller, Chief Financial Officer
                    (305) 818-8102

Press Contact:      Steven Anreder/Larry Hirschhorn
                    Anreder Hirschhorn & Silver
                    (212) 532-3232

                        FRENCH FRAGRANCES, INC.
          CONSOLIDATED INCOME STATEMENT AND BALANCE SHEET DATA
                               (Unaudited)
 (In thousands, except percentages and per share data and current ratio)
                                           Three Months Ended
                                                 April 30,
                                            1999          1998
                                          -------       -------
   Net Sales                              $57,532       $46,546
   Gross Profit                            17,214        13,317
   Gross Profit Percentage (a)              29.9%         28.6%

   Warehouse and Shipping Expenses          2,893         1,889
   Selling, General and Administrative
    Expenses                                9,239         5,857
   Depreciation and Amortization            2,773         1,596
                                          -------       -------
   Total Operating Expenses                14,905         9,342

   Interest Expense                         4,567         3,566
   Interest and Other Income                    7            77

   (Loss) Income Before Income Taxes       (2,251)          487
   Provision for Income Taxes                (879)          183
                                          -------       -------
   Net (Loss) Income                      $(1,372)      $   304
                                          =======       =======
   Net Income Percentage (a)                   (b)         0.7%

   Basic Earnings per Share                 $(.10)         $.02
   Diluted Earnings per Share               $(.10)         $.02
   Primary Share Equivalents               13,812        13,669
   Diluted Share Equivalents               15,212        17,618
   EBITDA                                   5,082         5,572
   EBITDA Percentage (a)                     8.8%         12.0%
   __________________
   (a)   Based on the percentages of Net Sales for the periods.
   (b)   Not Applicable.

                                                   As of
                                    April 30,   January 31,   April 30,
                                      1999         1999         1998
                                    ---------   -----------   ---------
  Cash                              $ 12,593     $  6,112     $  4,930
  Accounts Receivable, Net            46,534       51,796       66,756
  Inventories                        123,776      133,306      112,448
  Property and Equipment              19,227       19,021       20,053
  Brand Licenses and Trademarks       53,992       55,658       41,936
  Total Assets                       286,173      294,708      273,111
  Short-Term Debt                         --        5,639        1,743
  Current Liabilities                 39,935       47,069       34,752
  Long-Term Liabilities              176,130      176,159      178,719
  Shareholders' Equity                70,108       71,480       59,641
  Working Capital                    158,272      157,457      159,856
  Current Ratio                         4.96         4.35         5.60
